Exhibit 99

Snap-on Announces Second Quarter 2010 Results

Operating earnings before financial services increases 47.1% on 9.8% sales increase;
Financial services transition continues on track;
EPS of $0.78 for the second quarter

KENOSHA, Wis.--(BUSINESS WIRE)--July 23, 2010--Snap-on Incorporated (NYSE: SNA), a leading global innovator, manufacturer and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users, today announced operating results for the second quarter of 2010.

  Sales of $647.6 million increased $57.6 million, or 9.8%, from 2009 levels, including $0.9 million of favorable foreign currency translation.
  Gross profit of $303.8 million improved to 46.9% of sales compared with 43.1% a year ago.
  Operating earnings before financial services of $79.0 million increased $25.3 million, or 47.1%, from prior-year levels and, as a percentage of sales, improved to 12.2% compared with 9.1% a year ago.
  Financial services operating earnings of $1.7 million in the quarter improved from a loss of $1.7 million in the first quarter of 2010. Financial services operating earnings were $16.6 million in the second quarter of 2009. The expected year-over-year decline resulted from the July 16, 2009 termination of the financial services joint venture with CIT Group Inc.
  The effective income tax rate in the second quarter was 31.2% in 2010 compared with 31.9% in 2009.
  Net earnings of $45.3 million, or $0.78 per diluted share, increased from $37.4 million, or $0.65 per diluted share, a year ago despite $11.0 million, or $0.19 per diluted share, of lower financial services net earnings.

"Our second quarter results provide further testament to the benefits we continue to realize through our unwavering commitment to the Snap-on Value Creation Processes,” said Nick Pinchuk, Snap-on chairman and chief executive officer. “We’re encouraged by the higher sales and operating margins on both a year-over-year and sequential basis, particularly since the shape of the global economic recovery is still not yet fully evident. Furthermore, our financial services transition remains well on track as we realized positive operating income in that segment for the quarter. In addition, we believe we’re making significant progress on our most important strategic initiatives: to enhance the franchisee network, to expand in vehicle repair facilities, to extend in critical industries, and to build in emerging markets. We believe that our advancements in those areas place Snap-on in a strong position to take full advantage of the global economic recovery, however it occurs. As always, I wish to thank our franchisees and our associates worldwide for their significant second quarter achievements and ongoing commitment.”

Segment Results

In the second quarter of 2010, as previously disclosed, Snap-on realigned its management organization and, as a result, its reportable business segments. This organizational change reflects our efforts to better support the product and service needs of the company’s primary customer segments. The primary changes included the realignment of the company’s equipment products and equipment repair services operations from the Commercial & Industrial Group to the newly created Repair Systems & Information Group. In addition to equipment products and equipment repair services, the Repair Systems & Information Group includes the business operations of the company’s former Diagnostics & Information Group. The organizational changes also included the realignment of the company’s sales operations in Japan from the Snap-on Tools Group to the Commercial & Industrial Group and the reallocation of certain costs between the operating units. Prior year segment financial data has been restated to reflect these reportable business segment realignments. For additional information, refer to the Form 8-K Snap-on filed with the Securities and Exchange Commission on July 7, 2010.

Commercial & Industrial Group segment sales of $258.7 million in the second quarter increased $46.6 million, or 22.0%, from 2009 levels, reflecting higher sales across all operating units, particularly those businesses serving critical industries and emerging markets. Excluding $0.9 million of unfavorable foreign currency translation, organic sales increased 22.5%.

Operating earnings of $25.5 million in the second quarter increased $23.2 million from 2009 levels largely due to the higher sales, favorable manufacturing utilization, primarily in Europe, savings from ongoing efficiency and productivity (collectively, “Rapid Continuous Improvement” or “RCI”) initiatives, and benefits from prior restructuring actions. As a percentage of sales, operating earnings of 9.9% in the second quarter increased from 1.1% a year ago.

Snap-on Tools Group segment sales of $264.5 million in the second quarter increased $21.9 million, or 9.0%, from 2009 levels. Excluding $2.8 million of favorable foreign currency translation, organic sales increased 7.8%, including a 9.3% sales increase in the United States.

Operating earnings of $33.0 million in the second quarter increased $7.5 million from 2009 levels primarily due to the higher sales and improved manufacturing utilization. As a percentage of sales, operating earnings of 12.5% in the second quarter increased from 10.5% a year ago.

Repair Systems & Information Group segment sales of $205.9 million in the second quarter increased $7.9 million, or 4.0%, from 2009 levels. Excluding $1.4 million of unfavorable foreign currency translation, organic sales increased 4.7%. The year-over-year increase is primarily due to higher worldwide sales of equipment and increased essential tool and facilitation program sales, partially offset by anticipated lower electronic parts catalog sales in North America as a result of original equipment manufacturer (OEM) dealership consolidations.

Operating earnings of $40.0 million in the second quarter increased $7.1 million from 2009 levels primarily due to the higher sales and savings from ongoing RCI and restructuring initiatives. As a percentage of sales, operating earnings of 19.4% in the second quarter increased from 16.6% a year ago.

Financial Services revenue of $13.9 million in the second quarter declined $11.7 million from prior-year levels but improved $4.2 million from first quarter 2010 levels. Operating income of $1.7 million in the second quarter of 2010 declined $14.9 million from prior-year levels but improved sequentially from an operating loss of $1.7 million in the first quarter of 2010.

On July 16, 2009, Snap-on terminated its financial services operating agreement with CIT Group Inc. (CIT) relating to the parties’ Snap-on Credit LLC (SOC) joint venture. The change from recognizing gains on contracts sold to CIT, to recognizing the interest yield on the on-book finance portfolio, was a primary factor in the year-over-year decline in both financial services revenues and operating income. Snap-on expects that operating income from financial services, which is before interest expense, will continue to improve as the on-book finance portfolio grows. Snap-on continues to expect that the full year incremental cash requirements for SOC in 2010 will approximate $300 million.

Corporate expenses of $19.5 million in the second quarter of 2010 increased $12.5 million from prior-year levels primarily due to higher long-term and current year performance-based incentive compensation expense, increased stock-based expense and higher pension expense.

Outlook

Snap-on incurred $6.3 million of restructuring costs in the first six months of 2010, including $3.1 million in the second quarter, and presently expects that full-year 2010 restructuring costs will approximate $15 million. Snap-on also anticipates continuing with its planned strategic investments, including expansion in emerging growth markets. The company currently anticipates capital expenditures in full-year 2010 to be approximately $50 million, of which $12.3 million was incurred in the first six months of 2010. Snap-on presently expects to incur approximately $16 million of higher year-over-year pension expense in 2010. As a result of the favorable settlement of certain tax audits, the effective income tax rate for full-year 2010 is now expected to approximate 33.7%. Snap-on is encouraged by its financial results for the second quarter and first half of 2010 as well as with trends in certain markets and businesses; however, ongoing challenges remain in the current global economy. As a result, the company intends to continue its efforts of striking a balance between investing in and capturing growth opportunities with the need for cost reduction actions beyond those already implemented.

Conference Call and Webcast July 23, 2010, at 10:00 a.m. Central Time

A discussion of this release will be webcast on Friday, July 23, 2010, at 10:00 a.m. Central Time, and a replay will be available for at least 10 days following the call. To access the webcast, visit www.snapon.com/sna and click on the link toward the bottom of the page. Additional detail about Snap-on is also available on the Snap-on Web site.

About Snap-on

Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users. Products and services include hand and power tools, tool storage, diagnostics software, information and management systems, shop equipment and other solutions for vehicle dealerships and repair centers, as well as customers in industry, government, agriculture, aviation and natural resources. Products and services are sold through the company’s franchisee, company-direct, distributor and Internet channels. Founded in 1920, Snap-on is a $2.4 billion, S&P 500 company headquartered in Kenosha, Wisconsin.

Forward-looking Statements

Statements in this news release that are not historical facts, including statements that (i) are in the future tense; (ii) include the words “expects,” “anticipates,” “intends,” “approximates,” or similar words that reference Snap-on or its management; (iii) are specifically identified as forward-looking; or (iv) describe Snap-on’s or management’s future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on cautions the reader that this news release contains statements, including earnings projections, that are forward-looking in nature and were developed by management in good faith and, accordingly, are subject to risks and uncertainties regarding Snap-on’s expected results that could cause (and in some cases have caused) actual results to differ materially from those described or contemplated in any forward-looking statement. Factors that may cause the company’s actual results to differ materially from those contained in the forward-looking statements include those found in the company’s reports filed with the Securities and Exchange Commission, including the information under the “Safe Harbor” and “Risk Factors” headings in its Annual Report on Form 10-K for the fiscal year ended January 2, 2010, which are incorporated herein by reference. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release, except as required by law.

For additional information, please visit www.snapon.com.

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Earnings
(Amounts in millions, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	July 3,	July 4,	July 3,	July 4,
	2010	2009	2010	2009

Net sales	$647.6	$590.0	$1,269.2	$1,162.6
Cost of goods sold	(343.8)	(336.0)	(677.8)	(649.9)
Gross profit	303.8	254.0	591.4	512.7
Operating expenses	(224.8)	(200.3)	(440.7)	(404.7)
Operating earnings before financial services	79.0	53.7	150.7	108.0

Financial services revenue	13.9	25.6	23.6	45.6
Financial services expenses	(12.2)	(9.0)	(23.6)	(19.0)
Operating earnings from financial services	1.7	16.6	-	26.6

Operating earnings	80.7	70.3	150.7	134.6
Interest expense	(13.2)	(11.6)	(27.2)	(20.2)
Other income (expense) – net	(0.8)	1.1	(0.5)	0.8
Earnings before income taxes and equity earnings (loss)	66.7	59.8	123.0	115.2
Income tax expense	(20.3)	(17.6)	(39.3)	(35.9)
Earnings before equity earnings (loss)	46.4	42.2	83.7	79.3
Equity earnings (loss), net of tax	0.5	(0.2)	1.2	(0.1)
Net earnings	46.9	42.0	84.9	79.2
Net earnings attributable to noncontrolling interests	(1.6)	(4.6)	(2.8)	(7.0)
Net earnings attributable to Snap-on Inc.	$45.3	$37.4	$82.1	$72.2

Net earnings per share attributable to Snap-on Inc.:
Basic	$0.78	$0.65	$1.42	$1.25
Diluted	0.78	0.65	1.41	1.25

Weighted-average shares outstanding:
Basic	58.0	57.7	57.9	57.6
Effect of dilutive options	0.3	0.2	0.4	0.3
Diluted	58.3	57.9	58.3	57.9

SNAP-ON INCORPORATED
Supplemental Segment Information
(Amounts in millions)
(unaudited)

	Three Months Ended		Six Months Ended
	July 3,	July 4,	July 3,	July 4,
	2010	2009	2010	2009

Net sales:
Commercial & Industrial Group	$258.7	$212.1	$505.7	$433.2
Snap-on Tools Group	264.5	242.6	513.0	469.7
Repair Systems & Information Group	205.9	198.0	408.0	385.1
Segment net sales	729.1	652.7	1,426.7	1,288.0
Intersegment eliminations	(81.5)	(62.7)	(157.5)	(125.4)
Total net sales	$647.6	$590.0	$1,269.2	$1,162.6
Financial Services revenue	13.9	25.6	23.6	45.6
Total revenues	$661.5	$615.6	$1,292.8	$1,208.2

Operating earnings:
Commercial & Industrial Group	$25.5	$2.3	$50.9	$21.9
Snap-on Tools Group	33.0	25.5	60.0	45.6
Repair Systems & Information Group	40.0	32.9	77.0	56.6
Financial Services	1.7	16.6	-	26.6
Segment operating earnings	100.2	77.3	187.9	150.7
Corporate	(19.5)	(7.0)	(37.2)	(16.1)
Operating earnings	$80.7	$70.3	$150.7	$134.6
Interest expense	(13.2)	(11.6)	(27.2)	(20.2)
Other income (expense) – net	(0.8)	1.1	(0.5)	0.8
Earnings before income taxes and equity earnings (loss)	$66.7	$59.8	$123.0	$115.2

SNAP-ON INCORPORATED
Condensed Consolidated Balance Sheets
(Amounts in millions)
(unaudited)

	July 3,	January 2,
	2010	2010

Assets
Cash and cash equivalents	$430.8	$699.4
Trade and other accounts receivable – net	407.5	414.4
Contract receivables – net	35.6	32.9
Finance receivables – net	169.1	122.3
Inventories – net	296.5	274.7
Deferred income tax assets	74.2	69.5
Prepaid expenses and other assets	72.4	62.9
Total current assets	1,486.1	1,676.1

Property and equipment – net	324.2	347.8
Deferred income tax assets	92.1	88.2
Long-term contract receivables – net	91.2	70.7
Long-term finance receivables – net	278.6	177.9
Goodwill	773.1	814.3
Other intangibles – net	195.0	206.2
Other assets	73.0	66.2
Total Assets	$3,313.3	$3,447.4

Liabilities and Shareholders' Equity
Notes payable and current maturities of long-term debt	$13.6	$164.7
Accounts payable	128.5	119.8
Accrued benefits	41.0	48.7
Accrued compensation	64.7	64.8
Franchisee deposits	35.4	40.5
Other accrued liabilities	363.2	301.4
Total current liabilities	646.4	739.9

Long-term debt	909.8	902.1
Deferred income tax liabilities	87.9	97.8
Retiree health care benefits	58.8	60.7
Pension liabilities	262.3	255.9
Other long-term liabilities	83.8	85.4
Total Liabilities	2,049.0	2,141.8

Shareholders' Equity
Shareholders' Equity attributable to Snap-on Inc.
Common stock	67.3	67.3
Additional paid-in capital	163.6	154.4
Retained earnings	1,576.0	1,528.9
Accumulated other comprehensive loss	(170.5)	(68.4)
Treasury stock at cost	(387.7)	(392.2)
Total Shareholders' Equity attributable to Snap-on Inc.	1,248.7	1,290.0
Noncontrolling interests	15.6	15.6
Total Shareholders' Equity	1,264.3	1,305.6
Total Liabilities and Shareholders' Equity	$3,313.3	$3,447.4

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Cash Flow
(Amounts in millions)
(unaudited)

	Three Months Ended
	July 3,	July 4,
	2010	2009

Operating activities:
Net earnings	$46.9	$42.0
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	12.4	12.8
Amortization of other intangibles	5.9	6.2
Provision for losses on finance receivables	4.6	-
Stock-based compensation expense (income)	3.0	(4.2)
Deferred income tax provision (benefit)	(12.8)	3.6
Loss on sale of assets	-	0.3
Changes in operating assets and liabilities, net of effects of acquisition:
(Increase) decrease in trade and other accounts receivable	4.7	29.1
(Increase) decrease in contract receivables	(14.1)	0.6
(Increase) decrease in inventories	(14.0)	55.1
(Increase) decrease in prepaid and other assets	(16.2)	10.4
Increase (decrease) in accounts payable	7.6	(14.8)
Increase (decrease) in accruals and other liabilities	27.5	14.5
Net cash provided by operating activities	55.5	155.6

Investing activities:
Additions to finance receivables	(135.6)	-
Collections of finance receivables	62.8	-
Capital expenditures	(6.6)	(19.5)
Acquisition of business	(7.7)	-
Disposal of property and equipment	1.7	(0.1)
Other	-	0.3
Net cash used by investing activities	(85.4)	(19.3)

Financing activities:
Proceeds from short-term borrowings	3.8	-
Repayments of short-term borrowings	(5.9)	-
Net increase in other short-term borrowings	0.1	1.9
Proceeds from stock purchase and option plans	11.0	3.3
Cash dividends paid	(17.6)	(17.0)
Other	(1.9)	(3.2)
Net cash used by financing activities	(10.5)	(15.0)

Effect of exchange rate changes on cash and cash equivalents	(1.1)	2.4
Increase (decrease) in cash and cash equivalents	(41.5)	123.7

Cash and cash equivalents at beginning of period	472.3	400.7
Cash and cash equivalents at end of period	$430.8	$524.4

Supplemental cash flow disclosures:
Cash paid for interest	$(0.5)	$(1.5)
Net cash paid for income taxes	(42.5)	(12.8)

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Cash Flow
(Amounts in millions)
(unaudited)

	Six Months Ended
	July 3,	July 4,
	2010	2009

Operating activities:
Net earnings	$84.9	$79.2
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	24.7	24.8
Amortization of other intangibles	11.8	12.3
Provision for losses on finance receivables	8.0	-
Stock-based compensation expense (income)	6.0	(4.2)
Excess tax benefits from stock-based compensation	(0.2)	-
Deferred income tax provision (benefit)	(17.0)	18.2
Loss on sale of assets	-	0.4
Changes in operating assets and liabilities, net of effects of acquisition:
(Increase) decrease in trade and other accounts receivable	(11.7)	56.5
(Increase) decrease in contract receivables	(24.8)	2.1
(Increase) decrease in inventories	(36.2)	62.5
(Increase) decrease in prepaid and other assets	(23.1)	0.7
Increase (decrease) in accounts payable	14.2	(19.0)
Increase (decrease) in accruals and other liabilities	29.3	(63.2)
Net cash provided by operating activities	65.9	170.3

Investing activities:
Additions to finance receivables	(246.3)	-
Collections of finance receivables	108.3	-
Capital expenditures	(12.3)	(33.6)
Acquisition of business	(7.7)	-
Disposal of property and equipment	1.8	0.1
Other	-	3.2
Net cash used by investing activities	(156.2)	(30.3)

Financing activities:
Proceeds from issuance of long-term debt	-	297.7
Repayment of long-term debt	(150.0)	-
Proceeds from short-term borrowings	10.2	-
Repayments of short-term borrowings	(11.7)	-
Net increase in other short-term borrowings	0.5	4.2
Proceeds from stock purchase and option plans	13.0	3.4
Cash dividends paid	(35.0)	(34.4)
Excess tax benefits from stock-based compensation	0.2	-
Other	(3.9)	(3.4)
Net cash provided (used) by financing activities	(176.7)	267.5

Effect of exchange rate changes on cash and cash equivalents	(1.6)	1.1
Increase (decrease) in cash and cash equivalents	(268.6)	408.6

Cash and cash equivalents at beginning of year	699.4	115.8
Cash and cash equivalents at end of period	$430.8	$524.4

Supplemental cash flow disclosures:
Cash paid for interest	$(28.7)	$(13.9)
Net cash paid for income taxes	(52.7)	(23.4)

SNAP-ON INCORPORATED
Supplemental Consolidating Data - Condensed Statements of Earnings
(Amounts in millions)
(unaudited)

	Operations*		Financial Services
	Three Months Ended		Three Months Ended
	July 3,	July 4,	July 3,	July 4,
	2010	2009	2010	2009

Net sales	$647.6	$590.0	$-	$-
Cost of goods sold	(343.8)	(336.0)	-	-
Gross profit	303.8	254.0	-	-
Operating expenses	(224.8)	(200.3)	-	-
Operating earnings before financial services	79.0	53.7	-	-

Financial services revenue	-	-	13.9	25.6
Financial services expenses	-	-	(12.2)	(9.0)
Operating earnings from financial services	-	-	1.7	16.6

Operating earnings	79.0	53.7	1.7	16.6
Interest expense	(13.2)	(11.6)	-	-
Intersegment interest income (expense) – net	5.9	-	(5.9)	-
Other income (expense) – net	(0.9)	1.1	0.1	-

Earnings (loss) before income taxes and equity earnings (loss)	70.8	43.2	(4.1)	16.6
Income tax (expense) benefit	(21.9)	(12.7)	1.6	(4.9)
Earnings (loss) before equity earnings (loss)	48.9	30.5	(2.5)	11.7
Financial services – net earnings (loss) attributable to Snap-on Inc.	(2.5)	8.5	-	-
Equity earnings (loss), net of tax	0.5	(0.2)	-	-
Net earnings (loss)	46.9	38.8	(2.5)	11.7
Net earnings attributable to noncontrolling interests	(1.6)	(1.4)	-	(3.2)
Net earnings (loss) attributable to Snap-on Inc.	$45.3	$37.4	$(2.5)	$8.5

* Snap-on Inc. with Financial Services on the equity method.
Transactions between Operations and Financial Services were eliminated to arrive at the consolidated financial statements.

SNAP-ON INCORPORATED
Supplemental Consolidating Data - Condensed Statements of Earnings
(Amounts in millions)
(unaudited)

	Operations*		Financial Services
	Six Months Ended		Six Months Ended
	July 3,	July 4,	July 3,	July 4,
	2010	2009	2010	2009

Net sales	$1,269.2	$1,162.6	$-	$-
Cost of goods sold	(677.8)	(649.9)	-	-
Gross profit	591.4	512.7	-	-
Operating expenses	(440.7)	(404.7)	-	-
Operating earnings before financial services	150.7	108.0	-	-

Financial services revenue	-	-	23.6	45.6
Financial services expenses	-	-	(23.6)	(19.0)
Operating earnings from financial services	-	-	-	26.6

Operating earnings	150.7	108.0	-	26.6
Interest expense	(27.2)	(20.2)	-	-
Intersegment interest income (expense) – net	9.6	(0.1)	(9.6)	0.1
Other income (expense) – net	(0.6)	0.9	0.1	(0.1)

Earnings (loss) before income taxes and equity earnings (loss)	132.5	88.6	(9.5)	26.6
Income tax (expense) benefit	(43.3)	(27.9)	4.0	(8.0)
Earnings (loss) before equity earnings (loss)	89.2	60.7	(5.5)	18.6
Financial services – Net earnings (loss) attributable to Snap-on Inc.	(5.5)	14.0	-	-
Equity earnings (loss), net of tax	1.2	(0.1)	-	-
Net earnings (loss)	84.9	74.6	(5.5)	18.6
Net earnings attributable to noncontrolling interests	(2.8)	(2.4)	-	(4.6)
Net earnings (loss) attributable to Snap-on Inc.	$82.1	$72.2	$(5.5)	$14.0

* Snap-on Incorporated with Financial Services on the equity method.
Transactions between Operations and Financial Services were eliminated to arrive at the consolidated financial statements.

SNAP-ON INCORPORATED
Supplemental Consolidating Data - Condensed Balance Sheets
(Amounts in millions)
(unaudited)

	Operations*		Financial Services
	July 3,	January 2,	July 3,	January 2,
	2010	2010	2010	2010

Assets
Cash and cash equivalents	$320.5	$577.1	$110.3	$122.3
Intersegment receivables	6.2	4.8	-	0.1
Trade and other accounts receivable – net	401.3	411.5	6.2	2.9
Contract receivables – net	7.8	7.4	27.8	25.5
Finance receivables – net	-	-	169.1	122.3
Inventories – net	296.5	274.7	-	-
Deferred income tax assets	70.7	69.3	3.5	0.2
Prepaid expenses and other assets	69.9	60.1	4.0	2.8
Total current assets	1,172.9	1,404.9	320.9	276.1

Property and equipment – net	323.0	346.4	1.2	1.4
Investment in Financial Services	106.6	205.6	-	-
Deferred income tax assets	80.7	73.6	11.4	14.6
Long-term contract receivables – net	9.6	10.9	81.6	59.8
Long-term finance receivables – net	-	-	278.6	177.9
Goodwill	773.1	814.3	-	-
Other intangibles – net	195.0	206.2	-	-
Other assets	73.1	65.2	0.7	1.0
Total Assets	$2,734.0	$3,127.1	$694.4	$530.8

Liabilities and Shareholders' Equity
Notes payable and current maturities of long-term debt	$13.6	$164.7	$-	$-
Accounts payable	127.7	119.3	0.8	0.5
Intersegment payables	-	4.2	6.2	0.7
Accrued benefits	41.0	48.4	-	0.3
Accrued compensation	62.9	61.6	1.8	3.2
Franchisee deposits	35.4	40.5	-	-
Other accrued liabilities	231.3	215.7	134.2	85.7
Total current liabilities	511.9	654.4	143.0	90.4

Long-term debt and intersegment long-term debt	479.2	674.8	430.6	227.3
Deferred income tax liabilities	87.8	97.8	0.1	-
Retiree health care benefits	58.8	60.7	-	-
Pension liabilities	262.3	255.9	-	-
Other long-term liabilities	69.7	77.9	14.1	7.5
Total Liabilities	1,469.7	1,821.5	587.8	325.2

Total Shareholders' Equity attributable to Snap-on Inc.	1,248.7	1,290.0	106.6	205.6
Noncontrolling interests	15.6	15.6	-	-
Total Shareholders' Equity	1,264.3	1,305.6	106.6	205.6
Total Liabilities and Shareholders' Equity	$2,734.0	$3,127.1	$694.4	$530.8

* Snap-on Inc. with Financial Services on the equity method.
Transactions between Operations and Financial Services were eliminated to arrive at the consolidated financial statements.

CONTACT:
Snap-on Incorporated
Investors:
Leslie Kratcoski
262/656-6121
or
Media:
Richard Secor
262/656-5561